[LOGO] STONECROFT CAPITAL LLC

PERSONAL & CONFIDENTIAL

September 24, 2004

Michael W. Trudnak Chief Executive Officer Guardian Technologies, Inc. 21351 Ridgetop Circle Suite 300 Dulles, VA 20166

Dear Mike:

Stonecroft Capital LLC is pleased to provide advisory services to your firm Guardian Technologies, Inc. ("Client") as follows:

      o General strategic business advisory

      o Assist Client with identifying, analyzing and transacting with appropriate business partners

      o As requested, assist Client with business development activities Please confirm the engagement of Stonecroft Capital LLC ("Stonecroft") as follows.

1-Fees:

As compensation for services, the Client shall pay to Stonecroft:

      o Retainers: - $20,000 per month, subject to a minimum of 3 months, payable at the beginning of each monthly period, the first of which is due upon execution of this letter agreement, plus;

      o Success Fees: - A Success Fee based upon the trailing twelve months' revenue of the acquired company or the percentage consolidated by Client in the case of a partial acquisition, as follows: - $250,000; plus - 3% of revenue in excess of $5 million.

      Success Fees above will be reduced by 20% for an acquisition of Vision Technologies, GITI, or Apex. Success fees will be further reduced by an additional 10% if any of these acquisitions are consummated, or an agreement occurs on all materials terms, within the next 90 days.

            Valid acquisition targets must be pre approved by Guardian; however, Guardian will involve Stonecroft in all acquisition activity while this engagement is active.


1600 Tysons Boulevard, 8th Floor McLean, Virginia 22102

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      All Success Fees are to be detailed as a closing condition of definitive transaction documents and paid promptly in cash as described upon the first consummation of definitive transaction documents, during this engagement or at any time prior to twelve months following the termination of this engagement, if any.

      o During this engagement and for a period of 12 months following termination of this engagement, Stonecroft will receive a breakup fee of 2% of the total consideration received by the Client or its shareholders or debtholders, if Client is acquired (defined as a change of control) in a transaction where Stonecroft does not receive a Success Fee under a separate engagement with Client.

      o Stonecroft and Client may at any time mutually agree to substitute Guardian stock for cash or modify the Retainers or Success Fees outlined above. .. o In addition to the foregoing fees, the Client will promptly reimburse Stonecroft for all expenses incurred in connection with services rendered under this agreement. Such expenses to be limited to less than $1,000 unless previously approved by Guardian.

2-Information / Confidentiality

In connection with this engagement, Stonecroft and Client may be exposed to each other's confidential and proprietary information. Both parties agree to use all reasonable efforts to maintain the confidentiality of such information.

3-Indemnification:

If Stonecroft becomes involved in any action, proceeding or investigation (other than an action between Stonecroft and the Client) regarding any matter in this letter, the Client will indemnify Stonecroft against any claims, liabilities or reasonable expenses to which Stonecroft may become subject (including reasonable legal and other expenses) unless such claims, liabilities or damages resulted from Stonecroft's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The Client agrees that this indemnification shall apply whether or not Stonecroft is a formal party to such actions. The indemnification and reimbursement obligations of the Client shall extend to the shareholders, directors, employees and contractors of Stonecroft (collectively with Stonecroft, the "Indemnified Persons") under the same terms that exist between Stonecroft and the Client.

No Indemnified Person seeking indemnification under this agreement may settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, proceeding or investigation referred to in the preceding paragraph without Client's prior written consent, which may not be unreasonably withheld. Promptly after receipt by an Indemnified Person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify Client in writing of such complaint or of the commencement of such action or proceeding. If Client so elects, Client will assume the defense of such action or proceeding, including the employment of counsel mutually agreeable to such Indemnified Person and Client and the payment of the fees and disbursements of such counsel. However, in the event such Indemnified Person reasonably determines that (i) having common counsel would present such counsel with a conflict of interest, (ii) if the defendants in any such action or proceeding include both an Indemnified Person and Client, and representation by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iii) if Client fails to assume the defense of the action or proceeding in each case in a timely manner having elected to do so, then such Indemnified Person may employ separate counsel to represent or defend them in any such action or proceeding and Client will pay the reasonable fees and disbursements of such counsel, provided, however, that Client will not be required to pay the fees and disbursements of more than one separate counsel of all Indemnified Persons in any jurisdiction in any single action or proceeding.


1600 Tysons Boulevard, 8th Floor McLean, Virginia 22102

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4-Other:

Either party may terminate Stonecroft's engagement at any time, with or without cause, upon written notice to the other party. Upon termination, all retainers owed, if any, are due. Notwithstanding the foregoing, paragraphs 1, 2, 3, and 4 shall survive any termination of this agreement. This agreement may not be amended or modified except in writing and shall be governed by the laws of the State of Virginia. This letter is intended by the parties to be the final expression of their agreement, and shall supersede any other correspondence, conversations and understandings relating to the subject matter of this letter. Any dispute relating to this agreement shall be settled by arbitration according to the rules of the American Arbitration Association, with any related costs or attorneys' fees recuperated by the prevailing party.

                                 Yours truly,


                                 STONECROFT CAPITAL, LLC Agreed and accepted:

CLIENT

Signed: /s/ Michael W. Trudnak     Date: September 24, 2004

Name: _______________________ Title: CEO


1600 Tysons Boulevard, 8th Floor McLean, Virginia 22102